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                                                                    EXHIBIT 99.1

        (LOGO OF IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.)


FOR IMMEDIATE RELEASE


                IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT
                    CORP. ANNOUNCES STOCKHOLDER APPROVAL OF
               MERGER WITH IMPERIAL CREDIT INDUSTRIES, INC. AND
                         DECLARATION OF FINAL DIVIDEND


LOS ANGELES, CALIFORNIA, March 20, 2000. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) reported today that its stockholders have approved the Company's previously announced merger with a wholly-owned subsidiary of Imperial Credit Industries, Inc. (Nasdaq: ICII). Upon completion of the merger, which is expected to close by March 31, the Company's stockholders other than ICII will receive merger consideration of $11.5753246 in cash per share of the Company's common stock, to be paid promptly after the closing.

In addition, the Company has declared a final dividend of $0.23 per share of its issued and outstanding common stock. The final dividend is to be paid on April 14, 2000 to the Company's stockholders of record as of the close of business on March 27, 2000.

Mark S. Karlan, President and Chief Executive Officer of the Company, stated "Our Company has been the best performing mortgage REIT in terms of stock price performance since the date of the Company's initial public offering in October 1997. I am extremely pleased that our stockholders overwhelmingly approved the all-cash merger with Imperial Credit Industries which, including the final dividend, will deliver to our stockholders more than $11.80 in cash per share."

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in multifamily and commercial mortgage loans, real property and commercial mortgage-backed securities.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors, including, but not limited to, changes in national, regional or local economic environments, competitive products and pricing, government fiscal and monetary policies, changes in prevailing interest rates, the course of negotiations, the timing of the merger, the computation of the Company's taxable income and the impact of that computation on the Company's dividends, the fulfillment of contractual conditions, factors inherent to the
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valuation and pricing of interests in commercial mortgage-backed securities, other factors generally understood to affect the real estate acquisition, mortgage and leasing markets and security investments, the other risks detailed in the Company's Registration Statement on Form S-11 as amended, filed with the Securities and Exchange Commission (the "SEC"), periodic reports on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC, the Company's definitive proxy statement filed with the SEC on February 18, 2000 with respect to the merger and other filings made by the Company with the SEC.

For further information, please contact Michael Meltzer, Chief Financial Officer, at (310) 231-5906.